Exhibit 99.1

For Immediate Release

Investor Contact:	Harry Hagerty, CFO
(702) 262-5003

Media Contact:	Kristi Gooden
Katcher Vaughn & Bailey Communications
(615) 248-8202

Global Cash Access, Inc. Announces First Quarter 2005 Financial Results

(Las Vegas, NV – May 5, 2005) – Global Cash Access, Inc. (“GCA” or the “Company”), a leading supplier of cash access systems and related marketing services to the gaming industry, today announced financial results for the quarter ended March 31, 2005.

For the quarter, total revenues were $109.7 million, an increase of 12.6% from $97.4 million recorded in the first quarter of fiscal 2004. Operating income was $21.9 million in the first quarter of 2005, an increase of 21.0% over the same period in 2004. Net income in the first quarter of 2005 was $7.3 million as compared to $14.1 million in the comparable 2004 period. Cash Earnings, which reflect the permanent tax benefits resulting from the amortization of “acquired goodwill” were $11.3 million.

Earnings before interest income, interest expense, income taxes, depreciation and amortization, and minority ownership loss (“EBITDA”) was $25.2 million in the first quarter of 2005 as compared to $21.5 million in the comparable 2004 period, an increase of 17.3%.

Income for the first quarter of 2004 was reduced by approximately $1.9 million of expenses related to Canadian Goods and Services Taxes and other non-recurring operating expenses. EBITDA and operating income in the first quarter of 2004, adjusted for those expenses, were $23.4 million and $20.0 million, respectively. First quarter 2005 increases over these adjusted first quarter 2004 figures were 7.7% and 9.5%, respectively.

“We continued our momentum in the first quarter of 2005,” commented Kirk Sanford, President and Chief Executive Officer of GCA. “In addition to delivering solid financial results, we signed several important contracts and saw a high level of interest in the QuickJack Plus redemption kiosk. Most significantly, we indicated our intention of making an initial public offering by our parent, Global Cash Access Holdings, Inc.”

Highlights of the Quarter

•	Recorded revenue of $109.7 million, the highest quarterly total ever recorded by the Company.

•	Posted EBITDA of $25.2 million, also the highest quarterly total ever recorded by the Company.

•	Extended and expanded our contract with Harrah’s Entertainment through March 2008.

•	Renewed our contract with Trump Hotels and Casino Resorts, also through March 2008.

•	Announced a new contract for cash access services with Wynn Resorts Limited.

•	Repaid $31.5 million in senior debt.

•	Amended our senior secured credit facility in April 2005 to provide more favorable terms.

•	Filed for a registration statement for an initial public offering by Global Cash Access Holdings, Inc. (“Holdings”).

With respect to the financing activities, Harry Hagerty, GCA’s Chief Financial Officer, stated, “As of March 31, 2005, we have repaid $48.3 million of the $495 million of debt that the Company incurred to complete the buyout from First Data Corporation in March of 2004. That is almost 10% of the original debt, and it was achieved without any additional financing or asset sales. Leverage has been reduced from 6.4x at the time of the buyout to 4.9x at March 31, 2005.”

First Quarter Results of Operations

Total revenues increased 12.6% from $97.4 million in the first quarter of 2004 to $109.7 million in the first quarter of 2005. The following is a comparison of selected revenue components for the first quarter of 2005 to the same period in 2004:

•	Cash advance revenues were up 12.5%, from $50.5 million to $56.8 million. Cash disbursed increased 8.8%, from $1.04 billion to $1.13 billion. The number of transactions increased 4.7%, from 2.2 million to 2.3 million. The average transaction amount increased from $472.59 to $491.19. The average fee increased from 4.85% to 5.02%. Average revenue per transaction increased 7.5% from $22.92 to $24.63.

•	ATM revenues increased 14.2%, from $38.3 million to $43.8 million. The number of transactions increased 10.7% from 13.0 million to 14.3 million. Cash disbursed was $2.35 billion compared to $2.02 billion, an increase of 16.6%. Average revenue per transaction increased 3.0% from $2.96 to $3.05.

•	Check services revenues were $6.3 million, an increase of 8.1%. The face amount of checks warranted increased by 6.7%, from $270.1 million to $288.2 million. The number of check warranty transactions was unchanged at 1.2 million. The average face amount per check warranted grew from $221.92 to $237.20, an increase of 6.9%. The average check warranty fee declined from 2.10% to 2.08%. Average check warranty revenue per transaction grew 6.0% from $4.66 to $4.94.

•	Central Credit and other revenues increased 2.1%, from $2.7 million to $2.8 million. The increase is principally related to an increase in marketing and other revenues.

Cost of revenues increased 11.8% to $72.6 million from $64.9 million in the first quarter of 2004. Commissions, the largest component of cost of revenues, increased 8.2%. Interchange increased 22.8%, driven by the increase in cash advance volumes as well as higher interchange rates in 2005 compared to the same period in 2004.

Gross margin was 33.8% in the first quarter of 2005 as compared to 33.3% in the first quarter of 2004.

Operating expenses increased 8.5% from $11.0 million in the first quarter of 2004 to $11.9 million in the current quarter. The increase was due to an increase in legal expenses, maintenance of our ATM machines, and costs associated with compliance activities related to Section 404 of the Sarbanes-Oxley Act of 2002. Operating expenses in the first quarter of 2004 included $1.9 million related to the payment of Canadian Goods and Services Taxes and other non-recurring operating expenses.

EBITDA margin was 23.0% in the first quarter of 2005 as compared to 22.1% in the same period of 2004. Adjusted EBITDA margin in the first quarter of 2004 was 24.0%.

Depreciation and amortization expense declined 2.7% from $3.4 million in the first quarter of 2004 to $3.3 million in the first quarter of 2005.

Interest income increased 53.4% from $294,000 to $451,000. Higher average cash balances and higher deposit rates in 2005 accounted for the increase.

Interest expense in the first quarter of 2005 was $10.9 million as compared to $3.1 million in the first quarter of 2004. Interest expense related to ATM funding increased $1.0 million as a result of higher borrowing rates in 2005. Interest on the Company’s senior secured credit facilities and senior subordinated notes was $8.9 million in the first quarter of 2005 as compared to $2.1 million in the corresponding 2004 period. The increase reflects the incurrence of indebtedness in connection with the restructuring of ownership completed in March 2004.

Income tax provision in the first quarter of 2005 was $4.1 million as compared to $1.2 million in the 2004 period, which reflects an expected annual effective tax rate of 36%. The 2004 period reflected only foreign income taxes, as GCA was a limited liability company treated as a partnership for US income tax purposes during that period. The Company became a subchapter C corporation in June 2005, and became liable for US corporate income taxes starting on that date.

Balance Sheet

At March 31, 2005, the Company had cash and cash equivalents of $23.7 million. Settlement receivables were $23.1 million and settlement liabilities were $35.8 million.

Total borrowings at March 31, 2005, were $446.8 million, consisting of $211.8 million of outstandings under the Company’s senior secured credit facilities and $235 million face amount of 8 3/4% senior subordinated notes. During the first quarter of 2005, the Company made a $3.25 million mandatory repayment and a $28.25 million Excess Cash Flow prepayment of the term loan component of our senior secured credit facilities.

In April 2005, the Company entered into an Amended and Restated Credit Agreement. Among other things, the amendment lowers the interest rate on borrowings, allows for additional capital expenditures, and reduces the Excess Cash Flow prepayment requirement if the Company achieves certain leverage targets. The amendment also allows the Company to redeem up to 35% of the outstanding senior subordinated notes at a price of 108.75% of par using the proceeds of certain initial public offerings, and eliminates the requirement that 50% of the proceeds of such public offerings be devoted to repaying amounts outstanding under the senior secured credit facilities.

The Company made investments of $2.4 million and $0.9 million for the three months ended March 31, 2005 and 2004, respectively. Investments in the 2005 period include additions to the Company’s ATM equipment as well as purchase of QuickJack Plus redemption kiosks. The Company expects that capital expenditures in 2005 will be approximately $8 million.

During the first quarter of 2005, the Company entered into an agreement with USA Payments, an affiliate of two of our directors and one of our principal stockholders, pursuant to which the Company will purchase the patent covering the “3-in-1 rollover” functionality that is currently owned by USA Payments and licensed to the Company. The purchase price is $10 million, and is contingent upon the completion of an initial public offering.

Non-GAAP Financial Information

None of EBITDA, Adjusted EBITDA or Cash Earnings is a measure of financial performance under United States generally accepted accounting principles (“GAAP”). Accordingly, none of them should be considered a substitute for net income, operating income or other income or cash flow data prepared in accordance with GAAP. The Company believes that EBITDA and Cash Earnings are widely-referenced financial measures in the financial markets and in the credit markets in particular. The Company believes that referencing EBITDA, Adjusted EBITDA and Cash Earnings will be helpful to investors. A reconciliation between Adjusted EBITDA, EBITDA, net income and Cash Earnings is presented elsewhere in this press release.

Adjusted EBITDA for the first quarter of 2004 excludes $1.9 million of Canadian Goods and Services tax accrual and other non-recurring operating expenses.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as “going forward,” “believes,” “intends,” “expects,” “forecasts,” “anticipate,” “plan,” “seek,” “estimate” and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation:

•	our belief that customers are interested in the QuickJack Plus redemption kiosk;

•	Holdings’ intention to complete an initial public offering;

•	our estimate of the amount of capital expenditures for 2005; and

•	our plans to purchase the patent covering our “3-in-1 rollover” functionality.

Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to:

•	product attributes of the QuickJack Plus product that may not appeal to customers;

•	conditions in the initial public offerings market, and Holdings’ ability to complete an initial public offering regardless of market conditions;

•	our ability to reduce debt, and the possibility that we may have to increase debt if operational results do not meet our expectations; and

•	the requirement to purchase equipment to meet customer demands, including the requirement to purchase cash access equipment for customers in order to win their business.

The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading “Risk Factors” in our annual report on Form 10-K (No. 333-117218) filed with the Securities and Exchange Commission on March 10, 2005, and are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

About Global Cash Access, Inc.

Las Vegas-based Global Cash Access, Inc. (GCA) is a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company’s Web site at www.globalcashaccess.com.

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES
(FORMERLY GLOBAL CASH ACCESS, L.L.C.)
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2005	2004
REVENUES:
Cash advance	$56,778	$50,455
ATM	43,773	38,330
Check services	6,309	5,838
Central Credit and other revenues	2,806	2,747

Total revenues	109,666	97,370

COST OF REVENUES	72,597	64,940

GROSS PROFIT	37,069	32,430
Operating expenses	(11,881)	(10,954)
Amortization	(1,364)	(1,438)
Depreciation	(1,952)	(1,969)

OPERATING INCOME	21,872	18,069

INTEREST INCOME (EXPENSE), NET
Interest income	451	294
Interest expense	(10,932)	(3,097)

Total interest income (expense), net	(10,481)	(2,803)

INCOME BEFORE INCOME TAX PROVISION AND MINORITY OWNERSHIP LOSS	11,391	15,266

INCOME TAX PROVISION	(4,101)	(1,163)

INCOME BEFORE MINORITY OWNERSHIP LOSS	7,290	14,103

MINORITY OWNERSHIP LOSS	50	—

NET INCOME	$7,340	$14,103

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES
(FORMERLY GLOBAL CASH ACCESS, L.L.C.)
RECONCILIATION OF ADJUSTED EBITDA TO EBITDA,
EBITDA TO NET INCOME AND NET INCOME TO CASH EARNINGS
THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2005	2004
Adjusted EBITDA	$25,188	$23,384

Minus:
Non-recurring expenses	—	(1,908)

EBITDA	25,188	21,476

Minus:
Depreciation	(1,952)	(1,969)
Amortization	(1,364)	(1,438)
Interest expense	(10,932)	(3,097)
Income tax provision	(4,101)	(1,163)

Plus:
Interest income	451	294
Minority ownership loss	50	—

Net Income	7,340	14,103

Plus:
Tax benefits of acquired goodwill amortization	3,972	—

Cash Earnings	$11,312	$14,103

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